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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Form S-4 Registration Statement and related prospectus of FNB Financial Services, LP and F.N.B. Corporation for the registration of $350,000,000 of subordinated notes and to the incorporation by reference therein of our report dated February 24, 2004, except for Note 2 as to which the date is January 4, 2005, with respect to the consolidated financial statements of F.N.B. Corporation, included in its Current Report (Form 8-K) dated January 11, 2005, for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

January 20, 2005

Pittsburgh, Pennsylvania